Exhibit 10.3

Date: 30 December 2009

UNITED JOY INTERNATIONAL LIMITED
合欣國際有限公司

AND

GREAT EAST (OVERSEAS) PACKAGING LIMITED

_______________________________________________

SUBSCRIPTON AGREEMENT

________________________________________________

THIS AGREEMENT is made and entered into the 30th December 2009, by and between:

UNITED JOY INTERNATIONAL LIMITED 合欣國際有限公司, a company incorporated in the British Virgin Islands whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola,  British Virgin Islands (hereinafter referred to as the "Company") (Refer to Appendix 1 for details), and

GREAT EAST (OVERSEAS) PACKAGING LIMITED, a company incorporated in the Hong Kong Special Administration Region whose registered office is situated at 203 Hankow Centre, 5-15 Hankow Road, Tsimshatsui, Kowloon, Hong Kong (hereinafter referred to as the "Subscriber").

Whereas:

1.
The Company is incorporated in the British Virgin Islands on 22th day of July, 2003 in accordance with the International Business Act.  As of the date of this Agreement, the authorized share capital of the Company is USD50,000.00, divided into 50,000 ordinary shares with a par value of USD1.00 per share.  The total issued share capital is 1 share totalling USD1.00.

2.
The Company and the Subscriber agree to issue new ordinary shares and/or arrange to transfer ordinary share(s) of the Company to the Subscriber in accordance with the terms and conditions of this Agreement, and the Subscriber agrees to subscribe to new ordinary shares from the Company and/or buy existing ordinary shares of the Company in accordance with the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Definition and interpretations

1.1	In this Agreement, where the context so admits the following words and expressions shall have the following meanings:

“Agreement” means this Agreement;

“BKI” means Best Key Investment Limited, a company incorporated in Hong Kong with registered office situated at 203 Hankow Centre, 5-15 Hankow Road, Tsimshatsui, Kowloon, Hong Kong;

 “Completion” means the completion of the Subscription in accordance with clause 5;

“Completion Date” means the Business Day immediately following the date when the Conditions have been fulfilled or such other date as the Company and the Subscriber may agree in writing;

“Conditions Precedent” means the conditions precedent to Completion set out in Clause 4;

 “Encumbrances” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, retention arrangement) having similar effect; “GEPH” means Great East Packaging Holdings Limited, a company incorporated in the BVI whose registered office is situated at P.O. Box 3140, Road Town, Tortola, British Virgin Islands;

 “GEPI” means Great East Packaging International Limited, a company incorporated in the BVI whose registered office is situated at P.O. Box 3140, Road Town, Tortola, British Virgin Islands;

 “GGL” means Greatgrand Global Limited, a company incorporated in the BVI whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

 “Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Long Stop Date” means 30th December 2009 or such later date as may be agreed in writing between the Company and the Subscriber;

“Option Agreement” means the option agreement to be entered into between GEPI and GEPH

“SP Agreement” means the sale and purchase agreement to be entered into between GEBD as the vendor and Top Sharp as the purchaser in respect of entire issued share capital of BKI

“Top Sharp” means Top Sharp  Investments Limited, a company incorporated in the BVI whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

 “UHL” means Upjoy Holdings Limited, a company incorporated in the BVI whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

1.3
References herein to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context requires otherwise).  The Schedules to this Agreement shall be deemed to form part of this Agreement.

2.	Issued Share Capital

In compliance with the terms and conditions of this Agreement, the Company shall issue new ordinary shares to the Subscriber and the Subscriber shall pay the consideration as stated in Clause 3 of this Agreement to subscribe for the new ordinary share(s) (free from any options, mortgages, lien, equities, encumbrances, pre-emptive rights or any other third party rights).

3.	Consideration

The consideration for the subscription is US$9,999.00 (US Dollars 9,999 Only) (the “Consideration”).

4.	Conditions

4.1  Completion of the Subscription shall be conditional upon the following conditions having been fulfilled or, at the discretion of the Subscriber, waived:

(a)	the option agreement between GEPH and GEPI remains legally binding and enforceable;
(b)	the subscription agreement between GGL and the Subscriber remains legally binding and enforceable;
(c)	the subscription agreement between UHL and Subscriber remains legally binding and enforceable.; and
(d)	the SP Agreement between GEPI and Top Sharp remains legally binding and enforceable.

4.2  In the event that any of the Conditions is not fulfilled, or waived by the Subscriber by the Long Stop Date, this Agreement and all rights and obligations of the parties hereunder shall automatically cease and terminate save for accrued rights and obligations.

4.3  The Company undertakes to notify the Subscriber promptly in writing following the satisfaction of the Conditions.

5.	Completion

Upon completion of this Agreement, the Company shall deliver or arrange to deliver the following to the Subscriber or the designated representative of the Subscriber:

(A)
Executed documents in relation to the issue of the company’s ordinary shares (including the original copy of this Agreement).  The share certificate shall be delivered to the Subscriber and/or the designated representative of the Subscriber(s) after the execution of this Agreement and the completion of all registration and printing procedures; and

(B)	A copy of the board resolution of the Company in relation to the approval of the Subscriber and/or the designated representative of the Subscriber to be a shareholder of the Company.

The Subscriber shall pay to the Company the sum in the amount of the Consideration as stipulated in Clause 3 of this Agreement.

6.	Notices

6.1 All notices, approvals, consents and any other correspondence in relation this Agreement:

(A)	shall be in writing; and
(B)
shall be delivered to the recipient’s address, or mailed to the recipient’s address by prepaid surface mail (by airmail if mailed to regions outside Hong Kong), or delivered by fax to the recipient’s fax number as stipulated in this clause, or to any other addresses in Hong Kong or fax numbers as notified by the recipient.

6.2 The correspondence addresses and fax numbers of all parties are as follows:

The Company: UNITED JOY INTERNATIONAL LIMITED  合欣國際有限公司
Correspondence Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola,  British Virgin Islands
Fax Number: (852) 2311-3033

The Subscriber: GREAT EAST (OVERSEAS) PACKAGING LIMITED
Correspondence Address:  203 Hankow Centre, 5-15 Hankow Road, Tsimshatsui, Kowloon, Hong Kong
Fax Number:

7.	Proceedings and Warranty

7.1 The Company and its directors warrants that they are not undergoing or intending to undergo any lawsuit, arbitration, indictment or any other legal proceedings, and there are no undergoing and/or unsettled claims or lawsuits against the Company or its assets or its directors.

7.2 The Company and its directors warrants that they have not act as any form of guarantors.

8.	Power of the Company

8.1 The Company has full authority to enter into this Agreement and to exercise the rights attached hereto.  This Agreement, upon execution, shall be deemed a legal, valid and binding Agreement for the Company and the Subscriber, and the Company is eligible to execute the terms and conditions of this Agreement.

8.2 The signing, delivery and execution of this Agreement by the Company shall not, in any circumstances, violate: (i) any laws and regulations of the British Virgin Islands on the date and completion of this Agreement; (ii) the required laws and documents for incorporation of the Company on the date and completion of this Agreement.

9.	Jurisdiction

9.1 The parties agree that this Agreement shall be construed in accordance with the laws of Hong Kong the Special Administrative Region of the People’s Republic Of China and her courts shall be the courts of competent jurisdiction.

9.2 The parties agree that they shall submit themselves to the jurisdiction and courts under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China for any claims, disputes or discrepancies that may arise.

10.	Miscellaneous

10.1 Neither party hereto shall assign or offer as security to any third party the status of this Agreement or any of its rights or obligations hereunder without the written consent of the other parties hereto.

10.2 Time is an essential element in this Agreement.

10.3 This Agreement contains the full and complete understanding between the parties and supersedes all prior arrangements and understandings whether written or oral appertaining to the subject matter of this Agreement and may not be varied except by instrument in writing signed by all of the parties to this Agreement.  All parties acknowledge that no representations or promises not expressly contained in this Agreement have been made by the other parties or any of its servants, agents, employees or representatives in any respect whatsoever.

10.4 The parties shall not be liable to one another for any act, omission or performance hereunder is delayed or becomes impossible or impracticable because of any act of God, fire, earthquake, strike, civil commotion, war, coup d’etat, epidemic, terrorists attacks, acts of government or any order regulation ruling or action of any labour union or association or artists affecting the other party or the entertainment industry or as a result of any other matter or cause beyond the party’s control, and shall not be liable for any expenses or consequential loss whatever suffered by either party.

Subject to this clause, each party indemnifies the other party against all losses, damages, claims, costs and expenses (including legal costs) incurred by other party by reason of any breach or claim of breach by the party of any of its respective warranties or obligations under this Agreement.

10.5 Under such circumstances if any clauses contained herein shall be deemed invalid due to legal regulations, such clause(s) shall be deleted.  Notwithstanding the aforesaid, the other clauses in the Agreement shall remain in force and binding against all parties.  The parties shall amend the clause of this Agreement if necessary, upon mutual consent, in good faith for carrying out the terms and conditions of this Agreement.

IN WITNESS WHEREOF,                                                      the parties have executed this Agreement as of the day and year first above written.

SIGNED BY                                                          )
for and on behalf of UNITED JOY                   )
 INTERNATIONAL LIMITED                          )
in the presence of:                                               )

SIGNED BY                                                           )
For and on behalf of                                            )
GREAT EAST (OVERSEAS)                            )
PACKAGING LIMITED                                     )
                                                                                )
                                                                                )
in the presence of :                                              )
                                                                                )

Information of the Company

Name	:	UNITED JOY INTERNATIONAL LIMITED 合欣國際有限公司
Incorporation Date	:	22nd day of July, 2003
COMPANY NO.	:	553556
Registered Office	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
Authorized Capital	:	USD50,000.00 of USD1.00 per share
No. of shares issued	:	50,000 shares
Total paid up value of shares issued (excluding premium)	:	US$1
DIRECTOR	:	Chung Stetson
SECRETARY	:	Chung Stetson
SHAREHOLDER	:	Great East Packaging Holdings Limited